Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

INFOSONICS CORPORATION

InfoSonics Corporation, a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that the Articles of Incorporation of the Company, as amended, restated and supplemented to date (collectively the “Charter”) are hereby amended as follows:

FIRST:     The FOURTH Article of the Charter is hereby amended by removing the reference to “40,000,000” and replacing it with “150,000,000”.

SECOND:  At 9:29 a.m. Eastern Time on March 9, 2018, these Articles of Amendment will become effective (the “Effective Time”) and the Charter will hereby be amended to effectuate a reverse stock split as follows: each five shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Company or the holder thereof, subject to the treatment of fractional interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares will be entitled to rounding up of their fractional share to the nearest whole share. No stockholders will receive cash in lieu of fractional shares. There will be no change in the par value of the Common Stock, and for each share of Common Stock which will no longer remain issued and outstanding after this reverse stock split, $0.001 for each such share shall be transferred from the stated capital account to the capital surplus account. Each certificate that, immediately prior to the Effective Time, represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the adjustment for fractional shares as described above; provided, that each person holding a certificate or certificates of record representing shares of Common Stock shall, upon surrender of such certificate or certificates, receive a new certificate or certificates (including any legends imprinted on the surrendered certificate or certificates) evidencing and representing the number of shares of Common Stock to which such person is entitled under the foregoing reverse stock split.

THIRD:     These Articles of Amendment have been declared advisable by the board of directors of the Company and approved by the stockholders of the Company, each in the manner and by the vote required by the Maryland General Corporation Law.

FOURTH:     These Articles of Amendment, including the reverse stock split effected hereby, shall become effective at 9:29 a.m. Eastern Time on March 9, 2018.

FIFTH:     Prior to the effectiveness of these Articles of Amendment, the total number of shares of capital stock that the Company had authority to issue was 50,000,000 shares, consisting of 40,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share.  Prior to the effectiveness of these Articles of Amendment, the aggregate par value of all shares of the capital stock of the Company was $50,000.00.

SIXTH:     Subsequent to the effectiveness of these Articles of Amendment, the total number of shares of capital stock that the Company has authority to issue is 160,000,000 shares, consisting of

150,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share. Subsequent to the effectiveness of these Articles of Amendment, the aggregate par value of all shares of the capital stock of the Company is $160,000.00.  The description and information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by these Articles of Amendment.

IN WITNESS WHEREOF, InfoSonics Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Secretary as of March 8, 2018. The President acknowledges that these Articles of Amendment are the act and deed of the Company, and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information, and belief.

ATTEST:		INFOSONICS CORPORATION

By:	/s/ Vernon A. LoForti	By:	/s/ Joseph Ram
	Name: Vernon A. LoForti		Name: Joseph Ram
	Title: Secretary		Title: President